Exhibit 99.1 DeAnne Gabel Director - Investor Relations
Investor Update	Issue Date: April 19, 2007

Current News
Continental today reported first quarter 2007 net income, including special items, of $22 million or $0.21 per diluted share. First quarter net income includes a $7 million gain on the sale of substantially all of the company's remaining investment in ExpressJet Holdings and a net charge from other special items of $11 million. Excluding special items, Continental recorded net income of $26 million or $0.25 diluted earnings per share.

The Company hosted a webcast earlier today to discuss its first quarter results.  During this webcast, the Company disclosed that approximately 43% of its international mainline passengers are flow passengers (connecting passengers).

Second Quarter Passenger Yield
For the second quarter, Continental expects mainline Domestic yield to be modestly down year-over-year.  On a year-over-year basis the Company expects to see a solid improvement in Latin America yield, a solid improvement in Transatlantic yield, and a modest improvement in Pacific yield.  The Company expects total Mainline yield to be up slightly year-over-year. Continental expects Regional yields to be down moderately year-over-year.  On a consolidated basis, the Company expects yields for the second quarter will be approximately flat year-over-year.

Please note that, going forward, the Company no longer plans to issue forward-looking yield guidance.  However, the Company does plan to continue to provide monthly estimated passenger revenue per available seat mile in its monthly traffic releases.

Advanced Booked Seat Factor Six Weeks Outlook
Mainline advanced booked seat factors, the percentage of available seats that are sold, for the next six weeks for all regions are in line with last year's levels.

Targeted Unrestricted Cash and Short Term Investments Balance
Continental anticipates ending the second quarter of 2007 with an unrestricted cash and short-term investments balance of between $3.1 and $3.2 billion.

Cargo, Mail, and Other Revenue
Continental estimates cargo, mail, and other revenue will be between $310 and $320 million for the second quarter 2007.

During 2007, the sublease income Continental receives from ExpressJet for the aircraft covered by the capacity purchase agreement between the Company and ExpressJet will continue to be accounted for as an offset to the Regional Capacity Purchase, net line.  However, the sublease income on the aircraft withdrawn from the capacity purchase agreement, that ExpressJet elected to retain, will be classified as Other Revenue.  The Company estimates the sublease income from the withdrawn aircraft will be approximately $20 million, $25 million, and $25 million in the second, third, and fourth quarters of 2007, respectively, and is included in the Company's Cargo, Mail, and Other Revenue guidance.

Available Seat Miles (ASMs)	2007 Estimate Year-over-Year % Change
2nd Qtr.(E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	5.8% (1.1)% 11.4% 1.0% 5.7% (4.8)% 4.4%

Continental expects its Mainline ASMs for the full year 2007 to be up about 5% year-over-year ("YOY") with Domestic ASMs up about 4.5% YOY and International ASMs up about 6% YOY. The Company expects its full year 2007 Regional ASMs to be down about 4% YOY with consolidated ASMs up about 4% YOY.

Load Factor	2007 Estimate
	2nd Qtr.(E)	Full Year (E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	86 - 87% 80 - 81% 83 - 84% 79 - 80% 84 - 85% 82 - 83% 83 - 84%	83 - 84% 79 - 80% 80 - 81% 78 - 79% 81 - 82% 79 - 80% 81 - 82%

Continental's month-to-date Consolidated load factor is updated daily and can be found on the Financial and Traffic News Releases page under the Investor Relations section of continental.com.

Pension Expense and Contributions
Through April 19th, Continental has contributed a total of $136 million to its qualified defined benefit pension plans in 2007. The Company estimates contributions to its qualified defined benefit pension plans will total approximately $320 million during 2007, significantly exceeding the minimum funding requirement of approximately $183 million during the year.

The Company estimates its non-cash pension expense will be approximately $172 million for the year, which includes first quarter non-cash settlement charges of $5 million related to lump-sum distributions from the pilot's frozen defined benefit plan. Similar settlement charges are expected for the remainder of 2007 but currently cannot be estimated.

Mainline Operating Statistics	2007 Estimate (cents)
	2nd Qtr.(E)	Full Year(E)
CASM Special Items per ASM (b) CASM Less Special Items (c) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (d)	10.69 - 10.74 - 10.69 - 10.74 2.97 7.72 - 7.77	10.61 - 10.66 (0.01) 10.60 - 10.65 3.04 7.56 - 7.61

Consolidated Operating Statistics	2007 Estimate (cents)
	2nd Qtr.(E)	Full Year (E)
CASM Special Items per ASM (b) CASM Less Special Items (c) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (d)	11.51 - 11.56 - 11.51 - 11.56 3.19 8.32 - 8.37	11.47 - 11.52 (0.01) 11.46 - 11.51 3.26 8.20 - 8.25

Profit Sharing
Based on current conditions, the Company's most recently prepared internal forecast for the full year 2007 contains an accrual for profit sharing.  There can be no assurance that the Company's forecast will approximate actual results. Generally, the profit sharing plan provides for a profit sharing pool for eligible employees of 30% of the first $250 million of pre-tax income, 25% of the next $250 million, and 20% thereafter (with certain adjustments to pre-tax income as defined in the profit sharing plan).  Profit sharing expense is accrued each quarter based on the actual cumulative profits earned year to date.  For more information regarding this plan, please see the Company's 2006 Form 10-K.

Stock Based Compensation
Continental expects to record stock option expense of $4 million for the second quarter 2007 and $17 million for the full year 2007.

Continental has granted stock price based restricted stock unit ("RSU") awards and profit based RSU awards (together the "Awards") pursuant to its Long-Term Incentive and RSU Program.  Expense for these Awards is recognized over the vesting period, with changes in the price of the Company's common stock or the payment percentage (which is tied to varying levels of cumulative profit sharing in the case of the profit based RSU Awards), resulting in an increase (or, in the case of a decrease in the Company's stock price, a decrease) in "wages, salaries, and related costs" in the Company's consolidated statements of operations. The closing stock price on March 31, 2007 of $36.39 was used in estimating the expense impact of the Awards for the Company's 2007 cost estimates included herein.  Based on the Company's current assumptions regarding payment percentages and vesting levels of the Awards, the Company estimates that a $1 increase or decrease in the price of its common stock from March 31, 2007 will result in an increase or decrease of approximately $3 million in wages, salaries, and related costs attributable to the Awards to be recognized in the second quarter 2007. For more information regarding these Awards, including vesting periods and how the Company accrues for the Awards, please see the Company's 2006 Form 10K.

Fuel Gallons Consumed	2007 Estimate
	2nd Qtr.(E)	Full Year (E)
Mainline Regional	391 Million 79 Million	1,534 Million 312 Million
Fuel Price per Gallon (including fuel taxes and impact of hedges)	$2.00	$2.04

Fuel Hedges
As of April 19th, Continental has hedged approximately 38% of its projected fuel requirements for the second quarter using a combination of zero cost collar contracts and swap contracts. The Company hedged approximately 26% using zero cost collars on heating oil with an average call price of $1.87 per gallon and an average put price of $1.72 per gallon. An additional 2% was hedged using swap contracts in crude oil averaging $66.08 per barrel and 10% in heating oil averaging $1.65 per gallon.

For the third quarter, Continental has hedged approximately 14% of its projected requirements using zero cost collars in heating oil with an average call price of $1.93 per gallon and an average put price of $1.76 per gallon.

Tax Sharing Agreement with ExpressJet Holdings, Inc.
As a result of ExpressJet Holding's diversification into additional business ventures, its level of earnings is not as predictable as when substantially all of its business was related to providing services to Continental under the capacity purchase agreement. In addition, the Company has initiated binding arbitration regarding the 2007 rates, the outcome of which may affect ExpressJet Holding's earnings level. Consequently, Continental will defer recognition of any income related to its tax sharing agreement with ExpressJet until the end of the year. For more information regarding this agreement, please see Continental's 2006 Form 10-K.

Selected Expense Amounts	2007 Estimated Amounts ($Millions)
	2nd Qtr.(E)	Full Year (E)
Aircraft Rent Landing Fees & Other Rentals Depreciation & Amortization Net Interest Expense	$248 $203 $100 $50	$992 $815 $405 $195

Continental Airlines, Inc. Tax Computation
The Company does not anticipate recording any significant provision for income taxes on any book income in 2007 due to book net operating losses for which it has not previously recognized a tax benefit.  The Company does expect to record minimal tax expense and pay minimal cash taxes in 2007 mainly attributable to the Alternative Minimum Tax and state taxes.

Cash Capital Expenditures	2007 Estimate ($Millions)
Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Total Cash Capital Expenditures	$160 215 55 $430 200 $630

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Second Quarter 2007 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback (net of profit sharing impact)
Over $71 Between $19 - $71 Under $19 Net Loss	97 97 97 97	115 111 102 97	$4 $2 -- --

Full Year 2007 (Millions)

Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback (net of profit sharing impact)
Over $285 Between $76 - $285 Under $76 Net Loss	97 97 97 97	115 111 102 97	$18 $7 -- --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

This update contains forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company's 2006 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of the Company's significant financial losses and high leverage, the significant cost of aircraft fuel, its high labor and pension costs, service interruptions at one of its hub airports, disruptions in its computer systems, and industry conditions, including the airline pricing environment, industry capacity decisions, industry consolidation, terrorist attacks, regulatory matters, excessive taxation, the availability and cost of insurance, public health threats and the seasonal nature of the airline business. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update, except as required by applicable law.

[tables attached]

Reconciliation of GAAP to Non-GAAP Financial Information
(millions except CASM data)
Mainline	2nd Qtr. Range(E)		Full Year Range(E)
Operating Expenses - GAAP	$ 2,812	$ 2,825	$ 10,909	$ 10,961
Special Items (b)	-	-	(11)	(11)
Operating Expenses Excluding Special Items - Non-GAAP (c)	$ 2,812	$ 2,825	$ 10,898	$ 10,950
Aircraft Fuel & Related Taxes	(782)	(782)	(3,129)	(3,129)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (c)	$ 2,030	$ 2,043	$ 7,769	$ 7,821

ASMs (millions)	26,295	26,295	102,800	102,800

Mainline CASM (cents)
CASM-GAAP	10.69	10.74	10.61	10.66
Special Items (b)	-	-	(0.01)	(0.01)
CASM Excluding Special Items - Non-GAAP (c)	10.69	10.74	10.60	10.65
Aircraft Fuel & Related Taxes per ASM	2.97	2.97	3.04	3.04
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (d)	7.72	7.77	7.56	7.61

Consolidated (Mainline plus Regional)	2nd Qtr. Range(E)		Full Year Range(E)
Operating Expenses - GAAP	$ 3,396	$ 3,410	$ 13,245	$ 13,302
Special Items (b)	-	-	(11)	(11)
Operating Expenses Excluding Special Items - Non-GAAP (c)	$ 3,396	$ 3,410	$ 13,234	$ 13,291
Aircraft Fuel & Related Taxes	(940)	(940)	(3,766)	(3,766)
Operating Expenses Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (c)	$ 2,456	$ 2,470	$ 9,468	$ 9,525

ASMs (millions)	29,507	29,507	115,501	115,501

Consolidated CASM (cents)
CASM-GAAP	11.51	11.56	11.47	11.52
Special Items (b)	-	-	(0.01)	(0.01)
CASM Excluding Special Items - Non-GAAP (c)	11.51	11.56	11.46	11.51
Aircraft Fuel & Related Taxes per ASM	3.19	3.19	3.26	3.26
CASM Excluding Special Items and Aircraft Fuel & Related Taxes - Non-GAAP (d)	8.32	8.37	8.20	8.25

Reconciliation of GAAP to Non-GAAP Financial Information

First Quarter 2007

(in millions except per share data)	1st Qtr 2007
GAAP Net Income/(Loss) Adjustments for special items (a) Non-GAAP Income/(Loss) excluding special items (c) Shares Used for Computation: Diluted Earnings (Loss) per Share excluding special items (c)	$ 22 4 $ 26 109 $ 0.25

(a) During the first quarter of 2007, Continental recorded special charges of $11 million related to settlement charges for lump-sum distributions from the pilot pension plans and aircraft related charges. Additionally during the first quarter 2007, the Company recorded a $7 million gain on the sale of substantially all of the company's remaining investment in ExpressJet Holdings.

(b) Full Year special items include first quarter 2007 special charges of $11 million related to settlement charges for lump-sum distributions from the pilot pension plans and aircraft related charges.

(c) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

(d) Cost per available seat mile excluding fuel, related taxes and special items is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses excluding special items then dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.

Fleet News

Continental Airlines Fleet Plan

Includes Aircraft Operated by the Company or Operated on the

Company's Behalf Under a Capacity Purchase Agreement

March 31, 2007

Firm Commitments Less Planned Retirements
	Total	Net Inductions and Exits		Total
	YE 2006	2007E	2008E	YE 2008E
Mainline 777-200ER 767-400ER 767-200ER 757-300 757-200 737-900ER 737-900 737-800 737-700 737-500* 737-300*	18 16 10 17 41 - 12 105 36 63 48	2 - - - - - - - - - -	- - - - - 18 - 12 - - (16)	20 16 10 17 41 18 12 117 36 63 32
Total	366	2	14	382

Regional
ERJ-145XR ERJ-145 ERJ-135 CRJ200LR Q400 Q200 Beech 1900	103 139 30 - - - 10	(43) (4) - 24 - 10 (5)	- - - - 15 6 (5)	60 135 30 24 15 16 -
Total	282	(18)	16	280

Total Count	648	(16)	30	662